Supplement dated December 26, 2014
to Term Sheet dated November 25, 2014,
product supplement EQUITY INDICES ARN-1 dated July 31, 2013, prospectus supplement and prospectus dated September 28, 2012 (together, the “Note Prospectus”)
Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-184193

Deutsche Bank AG
Global Notes, Series A
Accelerated Return Notes®
 Linked to the Russell 2000® Index, due November 23, 2016
CUSIP: 25190A849
(the “notes”)

This document (the “supplement”) supplements the Note Prospectus in connection with any secondary market transactions in the notes by us, Merrill Lynch, Pierce, Fenner & Smith Incorporated and any of our respective affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Starting Value for the notes was defined in the final Term Sheet dated November 25, 2014 (the “Final Term Sheet”). The Starting Value was defined as the lowest closing level of the Market Measure on any Market Measure Business Day (subject to adjustment as set forth in the Final Term Sheet) during the Starting Value Determination Period. The closing level of the Market Measure on November 25, 2014, the first day of the Starting Value Determination Period, was 1,186.331.

The Starting Value Determination Period expired on December 26, 2014. The lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period was 1,139.376, which was the closing level of the Market Measure on December 16, 2014. This closing level is less than 1,186.331.

Therefore, the Starting Value for the notes is 1,139.376.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the "Risk Factors" sections beginning on page TS-6 of the Final Term Sheet, on page PS-6 of product supplement EQUITY INDICES ARN-1 and on page PS-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access these documents on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Final Term Sheet dated November 25, 2014:
http://www.sec.gov/Archives/edgar/data/1159508/000095010314008402/dp51472_424b2-arn31.htm
•	Product supplement EQUITY INDICES ARN-1 dated July 31, 2013:
http://www.sec.gov/Archives/edgar/data/1159508/000095010313004598/crt_dp39880-424b2.pdf
•	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf
•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to "we," "us," "our," or similar references are to Deutsche Bank AG.